Exhibit 99

Tuesday                                           Media Contact: Mary Eshet
January 26, 1999                                  704-383-7777 (office)
                                                  704-366-6492 (home)

                                                 Investor Contact: Alice Lehman
                                                                   704-374-4139
                                                                   Herb Althouse
                                                                   704-383-9404

FIRST UNION  ELIMINATES GAIN ON SALE TREATMENT
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CHARLOTTE - First Union announced today it is eliminating gain on sale treatment for securitization activities related to B and C home equity loans. This decision was made to reduce potential earnings volatility going forward.

"While this action has no impact on the economics of B and C home equity lending, we estimate it will reduce earnings for 1999 by approximately eight to twelve cents per share. For the year 2000 and beyond, the financial impact on reported earnings will be positive," said Edward E. Crutchfield, First Union chairman and chief executive officer.

"This accounting change, uncertainty in the economy and our continued investments in strategic initiatives led us to conclude that an operating earnings per share growth goal in the mid to high single digits in 1999 is appropriate at this time," Crutchfield said. "Achieving this goal would result in an estimated return on equity of 22 percent."

First Union reported operating earnings per share of $.83 and $3.77, respectively, for the first quarter and the full year of 1998.

This news release contains various forward-looking statements. A discussion of various factors, including factors beyond the company's control, that could cause First Union's results to differ materially from those expressed in such forward looking statements is included in First Union's Form 8-K, dated January 26, 1999, filed with the Securities and Exchange Commission.